NORTHERN LIGHTS FUND TRUST IV

INVESTMENT ADVISORY AGREEMENT

APPENDIX A

As of July 18, 2019

FUNDS OF THE TRUST

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Inspire Corporate Bond Impact ETF	0.30%
Inspire Global Hope Large Cap ETF	0.30%
Inspire Small/Mid Cap Impact ETF Inspire 100 ETF Inspire International ESG ETF	0.30% 0.30% 0.45%

NORTHERN LIGHTS FUND TRUST IV

By: /s/ Wendy Wang_________________

Name: Wendy Wang

Title: President

CWM ADVISORS, LLC dba INSPIRE

By:_/s/ Robert Netzly________________

Name: Robert Netzly

Title: CEO